Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$7,556,450.00	$296.97

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,120,803.80 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $296.97 is offset against the registration fee due for this offering and of which $1,120,506.83 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 1

To prospectus dated May 30, 2006,

prospectus supplement dated May 30, 2006

underlying supplement no. 1200 dated March 10, 2008 and

product supplement no. 1040-I dated March 13, 2008

MTNI766

Bearish Autocallable Optimization Securities with Contingent Protection Linked to the Energy Select Sector SPDR® Fund

Tactical Solution for Flat or Bearish Markets

Lehman Brothers Holdings Inc. $7,556,450 Notes Linked to the Energy Select Sector SPDR® Fund due September 30, 2009

Investment Description

These Bearish Autocallable Optimization Securities with Contingent Protection Linked to the Energy Select Sector SPDR® Fund (the “Notes”) are designed for investors who want to express a bearish view of the Energy Select Sector Index through an investment linked to the Energy Select Sector SPDR® Fund (the “Index Fund”). If the closing price of a share of the Index Fund on any quarterly Observation Date is at or below the Initial Share Price, the Notes will be called for an annualized return of 23.2%. If the Notes are not called, at maturity you will receive your principal, unless the Index Fund closes above the Trigger Price on any trading day during the Observation Period, in which case you will receive a payment equal to the principal amount of your Notes reduced by a percentage equal to the Index Fund Return. Investors must be willing to risk losing up to 100% of their investment.

Features

❑

Positive Call Return in Flat or Bearish Scenarios—If the closing price of one share of the Index Fund on any Observation Date is at or below the Initial Share Price, the Notes will be called and you will receive a positive return on your investment.

❑

Contingent Principal Protection—If the Notes are not called, at maturity the contingent principal protection feature protects your principal if the closing price of one share of the Index Fund was not above the Trigger Price on any trading day during the Observation Period.

❑	Express a Bearish View of the Energy Select Sector—The Notes are linked to the Index Fund, which as of March 26, 2008 consisted of 36 companies involved in the energy services industry.

Key Dates

Trade Date Settlement Date Final Valuation Date* Maturity Date*	March 26, 2008 March 31, 2008 September 25, 2009 September 30, 2009

*	Subject to postponement in the event of a market disruption event, as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 1040-I.

Security Offerings

We are offering Bearish Autocallable Optimization Securities with Contingent Protection Linked to the Energy Select Sector SPDR® Fund. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 1040-I dated March 13, 2008, underlying supplement no. 1200 dated March 10, 2008 and this pricing supplement. See “Key Risks” on page 6 and the more detailed “Risk Factors” beginning on page SS-1 of product supplement no. 1040-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of underlying supplement no. 1200 for risks related to the Index Fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 1040-I, underlying supplement no. 1200 or any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.15	$9.85
Total	$7,556,450.00	$113,346.75	$7,443,103.25

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes, of which the Notes are a part, and the more detailed information contained in product supplement no. 1040-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 1200 (which describes the Index Fund, including risk factors specific to it). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1040-I, underlying supplement no. 1200, this pricing supplement, any other relevant terms supplement and any other relevant free writing prospectus for complete details. This pricing supplement, together with the documents listed below, contains the terms of the Notes. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 1040-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1040-I and “Risk Factors” in the accompanying underlying supplement no. 1200, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. 1040-I dated March 13, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508055194/d424b2.htm

♦	Underlying supplement no. 1200 dated March 10, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508051801/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Bearish Autocallable Optimization Securities with Contingent Protection Linked to the Energy Select Sector SPDR® Fund that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You believe the closing price of one share of the Index Fund will not close above the Trigger Price on any trading day during the Observation Period

♦	You believe the closing price of one share of the Index Fund will close at or below the Initial Share Price on any Observation Date, including the Final Valuation Date

♦	You believe the Index Fund will remain stable for the term of the Notes and the closing price of one share of the Index Fund will be at or below the Initial Share Price on the Final Valuation Date

♦

You are willing to hold Notes that will be called on any Observation Date on which the closing price of one share of the Index Fund is at or below the Initial Share Price or otherwise to hold the Notes to maturity

♦	You are willing to make an investment whose return is limited to the pre-specified Return on Call Date, a total return based upon an annualized return of 23.2%

♦	You do not seek current income from this investment

♦	You do not seek an investment for which there will be an active secondary market

The Notes may not be suitable for you if, among other considerations:

♦

You believe the closing price of one share of the Index Fund will be above the Trigger Price on at least one trading day during the Observation Period and that at maturity the Index Fund Return will be positive

♦	You believe stock prices of companies involved in the energy industry will increase during the Observation Period

♦	You seek an investment that is 100% principal protected

♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount

♦	You seek an investment whose return is not limited to the pre-specified Return on Call Date, a total return based upon an annualized return of 23.2%

♦	You seek an investment for which there will be an active secondary market

♦

You are unable or unwilling to hold Notes that will be called on any Observation Date on which the closing price of one share of the Index Fund is at or below the Initial Share Price or otherwise to hold the Notes to maturity

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investment

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 and the information under the caption “Risk Factors” in product supplement no. 1040-I, underlying supplement no. 1200 and the MTN prospectus supplement for risks related to an investment in the Notes.

Final Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	18 months, unless earlier called

Index Fund	The Energy Select Sector SPDR® Fund (Ticker: XLE)

Underlying Index	The Energy Select Sector Index (Ticker: SPTRENRS)

Call Feature	The Notes will be called if the closing price of one share of the Index Fund on any Observation Date is at or below the Initial Share Price.

Observation Dates	June 25, 2008, September 25, 2008, December 26, 2008, March 26, 2009, June 25, 2009 and September 25, 2009

Call Settlement Dates	Three business days following the relevant Observation Date

Return on Call Date

If the Notes are called, investors, on a Call Settlement Date, will receive a cash payment per $10 principal amount Note equal to the Call Price for the applicable Observation Date. The Return on Call Date will be based upon an annualized return of 23.2%.

Observation Date	Return on Call Date	Call Price (per $10.00)
June 25, 2008	5.80%	$10.58
September 25, 2008	11.60%	$11.16
December 26, 2008	17.40%	$11.74
March 26, 2009	23.20%	$12.32
June 25, 2009	29.00%	$12.90
Final Valuation Date (September 25, 2009)	34.80%	$13.48

Payment at Maturity (per $10)

If the Notes are not called and the closing price of one share of the Index Fund was not above the Trigger Price on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to $10 per $10 principal amount Note.

If the Notes are not called and the closing price of one share of the Index Fund is above the Trigger Price on at least one trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to:

$10 × (1 - Index Fund Return);

provided that you will not receive any payment if the Index Fund Return is equal to or exceeds 100%.

In this case, you may lose all or a substantial portion of your principal.

Index Fund Return	Final Share Price - Initial Share Price
Initial Share Price

Trigger Price	140% of the Initial Share Price, which on the Trade Date equaled $104.09.

Observation Period	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.

Initial Share Price	$74.35, which was the closing price of one share of the Index Fund on the Trade Date, divided by the Share Adjustment Factor.

Final Share Price	The closing price of one share of the Index Fund on the Final Valuation Date.

Share Adjustment Factor:

Initially set to 1.0 on the Trade Date, subject to adjustment under certain circumstances. See “Description of Notes—Anti-dilution Adjustments” in the accompanying product supplement no. 1040-I for further information about these adjustments.

CUSIP	52522L871

ISIN	US52522L8717

Determining Payment at Maturity

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples reflect an Initial Share Price of $74.35, a Return on Call Date of 23.2% per annum and a Trigger Price of $104.09 (140% of the Initial Share Price). The examples assume the Share Adjustment Factor remains constant at 1.0.

EXAMPLE 1: Notes are called 1 year after Trade Date
Observation Date	Index Fund Price	Result
June 25, 2008	$81.79	Above Initial Share Price and Below Trigger Price, Securities NOT Called
September 25, 2008	$78.07	Above Initial Share Price and Below Trigger Price, Securities NOT Called
December 26, 2008	$79.55	Above Initial Share Price and Below Trigger Price, Securities NOT Called
March 26, 2009	$72.86	Below Initial Share Price and Below Trigger Price, Securities are Called

Call Price (per $10.00)		$12.32 (return of 23.2% per annum)

EXAMPLE 2: Notes are called on the Final Valuation Date
Observation Date	Index Fund Price	Result
June 25, 2008	$78.81	Above Initial Share Price and Below Trigger Price, Securities NOT Called
September 25, 2008	$84.76	Above Initial Share Price and Below Trigger Price, Securities NOT Called
December 26, 2008	$86.99	Above Initial Share Price and Below Trigger Price, Securities NOT Called
March 26, 2009	$79.00	Above Initial Share Price and Below Trigger Price, Securities NOT Called
June 25, 2009	$82.53	Above Initial Share Price and Below Trigger Price, Securities NOT Called
Final Valuation Date (September 25, 2009)	$72.86	Below Initial Share Price and Below Trigger Price, Securities are Called

Call Price (per $10.00)		$13.48 (return of 34.8%, or 23.2% per annum)

EXAMPLE 3: Notes are NOT called and the closing price of a share of the Index Fund is never above the Trigger Price on any trading day during the Observation Period
Observation Date	Index Fund Price	Result
June 25, 2008	$79.55	Above Initial Share Price and Below Trigger Price, Securities NOT Called
September 25, 2008	$77.32	Above Initial Share Price and Below Trigger Price, Securities NOT Called
December 26, 2008	$84.76	Above Initial Share Price and Below Trigger Price, Securities NOT Called
March 26, 2009	$91.45	Above Initial Share Price and Below Trigger Price, Securities NOT Called
June 25, 2009	$90.71	Above Initial Share Price and Below Trigger Price, Securities NOT Called
Final Valuation Date (September 25, 2009)	$81.04	Above Initial Share Price and Below Trigger Price, Securities NOT Called

Settlement Amount (per $10.00)		$10.00 (return of 0.0% per annum)

EXAMPLE 4: Notes are NOT called and the closing price of a share of the Index Fund is above the Trigger Price on one or more trading days during the Observation Period
Observation Date	Index Fund Price	Result
June 25, 2008	$100.37	Above Initial Share Price and Below Trigger Price, Securities NOT Called
September 25, 2008	$107.81	Above Initial Share Price and Above Trigger Price, Securities NOT Called
December 26, 2008	$98.89	Above Initial Share Price and Below Trigger Price, Securities NOT Called
March 26, 2009	$75.84	Above Initial Share Price and Below Trigger Price, Securities NOT Called
June 25, 2009	$90.71	Above Initial Share Price and Below Trigger Price, Securities NOT Called
Final Valuation Date (September 25, 2009)	$89.22	Above Initial Share Price and Below Trigger Price, Securities NOT Called

Settlement Amount (per $10.00)		$10.00 × (1 – Index Fund Return)
		$10.00 × (1 – 20.00%)
		$8.00 (return of -20.00%, or -13.33% per annum)

What are the tax consequences of the Notes?

There is no statutory, judicial or administrative authority that directly addresses the proper U.S. federal income tax characterization and treatment of securities similar to the Notes. No ruling is being sought from the Internal Revenue Service as to the proper U.S. federal income tax characterization and treatment of the Notes. You should also be aware that our special tax counsel, Sidley Austin LLP, has not provided us with an opinion regarding the proper characterization of the Notes for U.S. federal income tax purposes. Therefore, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Notwithstanding the foregoing, Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments commonly referred to as prepaid forward contracts and similar instruments should be required to accrue income on a current basis over the term of the instruments, regardless of whether any payments are made prior to their maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. In addition, the Notice provided that the government is considering whether arrangements similar to prepaid forward contracts (which could possibly include instruments having terms similar to the Notes) should be accorded tax treatment similar to prepaid forward contracts. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 1040-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1040-I.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index Fund or in any of the stocks included in the Index Fund or Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1040-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1200. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Potentially Full Market Risk; You May Lose Some or All of Your Principal: If the closing price of one share of the Index Fund is above the Trigger Price on any trading day during the Observation Period, you are fully exposed to any increase in the price of the Index Fund (as measured by the Index Fund Return). IN THESE CIRCUMSTANCES, YOU WILL LOSE 1% OF YOUR PRINCIPAL AT MATURITY FOR EVERY 1% INCREASE IN THE PRICE OF A SHARE OF THE INDEX FUND, UP TO 100% OF YOUR INVESTMENT.

♦

Limited Return on the Notes: Your potential gain on a $10 principal amount Note will be limited to the Call Price applicable for an Observation Date (less the $10 initial investment), regardless of the depreciation in the Index Fund, which may be significant. Similarly, because the determination of whether the Notes will be called will be based on the closing price of one share of the Index Fund on a limited number of Observation Dates prior to the Maturity Date, and because, if the Notes are not called, the Final Share Price will be based on the closing price of one share of the Index Fund on the last Observation Date (i.e., the Final Valuation Date), your return may be adversely affected by a sudden or temporary increase in the closing price of one share of the Index Fund on any or all of the Observation Dates. Conversely, you will not benefit from lower closing prices of one share of the Index Fund at any time during the term of the Notes other than on the Observation Dates. As a result, you may receive a lower return on the Notes than you would receive if you were to take a position in the shares of the Index Fund, stocks underlying the Underlying Index or Index Fund, or in contracts relating to the Index Fund or Underlying Index.

♦

No Assurances of Negative-Return Environment: While the Notes are structured to provide potentially enhanced returns in a negative-return environment, we cannot assure you of the economic environment during the term or at maturity of your Notes.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc. and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as principals, agents or dealers in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes, and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.15 per Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

Reinvestment Risk: If your Notes are called early, the holding period over which you would receive the per annum return of 23.2% could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk following an early call.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Index Fund or holders of stocks included in the Index Fund or the Underlying Index would have.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Differences Between the Index Fund and the Underlying Index: The Index Fund does not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and will reflect transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Index Fund and its Underlying Index. In addition, because the shares of the Index Fund are traded on the American Stock Exchange (“AMEX”) and are subject to market supply and investor demand, the market price per share of the Index Fund may differ from the net asset value per share of the Index Fund.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the price per share of the Index Fund and, Consequently, the Value of the Notes: We, our affiliates and agents publish research from time to time on matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and agents, may publish, or may have published, research or other opinions that may be inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish, or may have published, research or other opinions that are inconsistent with purchasing or holding the Notes. Investors should make their own independent investigation of the merits of investing in the Notes.

♦

We Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Represented in the Energy Select Sector Index: We are not affiliated with any of the companies whose stocks are represented in the Underlying Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Underlying Index or your Notes. None of the money you pay us will go to any of the companies represented in the Underlying Index, and none of those companies will be involved in the offering of the Notes in any way. None of the companies will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the closing price of one share of the Index Fund on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 1040-I.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

♦

Your Investment is Concentrated in One Sector of the U.S. Economy: All of the securities included in the Underlying Index are issued by companies that are in the energy services industry. Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting the energy services industry than an investment linked to a more broadly diversified group of issuers. Stock prices for these the types of companies in the Index Fund are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending will likewise affect the performance of these companies. In addition, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to energy conservation and the success of exploration projects. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in other areas, would adversely impact the Index Fund’s performance.

♦

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

The Energy Select Sector SPDR® Fund

The Energy Select Sector SPDR® Fund is licensed for use by Standard & Poor’s (“S&P”), a division of The McGraw Hill Companies, Inc, maintained by Merrill, Lynch, Pierce, Fenner & Smith Incorporated and calculated and disseminated by the AMEX. As discussed more fully in underlying supplement no. 1200 under the heading “The Energy Select Sector SPDR® Fund,” the Energy Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Energy Select Sector Index, the Underlying Index, measures the performance of the energy sector of the U.S. equity market. The Energy Select Sector Index includes companies in the following industries: oil, gas, consumable fuels and energy equipment and services.

You can obtain the share price of the Energy Select Sector SPDR® Fund at any time from the Bloomberg Financial Markets page “XLE <Equity> <GO>“ or from the Select Sector SPDR®s website at www.sectorspdr.com.

The graph below illustrates the daily performance of the Energy Select Sector SPDR® Fund from December 22, 1998 (which was the date the Index Fund commenced trading) to March 26, 2008. The historical prices of the Energy Select Sector SPDR® Fund should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Energy Select Sector SPDR® Fund closing price on March 25, 2008 was $74.35.

The information on the Energy Select Sector SPDR® Fund provided in this document should be read together with the discussion under the heading “The Energy Select Sector SPDR® Fund” beginning on page US-4 of underlying supplement no. 1200. Information contained in the Select Sector SPDR®s website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or our affiliate will enter into swap agreements or related hedge transactions with one or more of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.